Exhibit 23(i)

Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption “Experts” in Post-effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-42542) and related Prospectus of AmSouth Bancorporation for the registration of 3,500,000 shares of its common stock and associated preferred stock purchase rights and to the incorporation therein of our report dated January 14, 2003, with respect to the consolidated financial statements of AmSouth Bancorporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama

December 12, 2003